Exhibit 10.13

FORM OF

MANAGEMENT SERVICES AGREEMENT

BETWEEN

AND

Milan Laser Corporate LLC

This Management Services Agreement (“Agreement”) is made by and among __________________________, a _____________________ (“Provider”), Provider’s sole owner, __________________________, M.D. (“Owner”), and Milan Laser Corporate LLC, a Nebraska limited liability company with a principal place of business at 17645 Wright Street, Omaha, NE 68130 (“Manager”). This Agreement is effective as of ____________________, ____ (the “Effective Date”).

RECITALS:

A.            Provider intends to provide laser hair removal services and such examination, treatment, monitoring and other healthcare services as are generally associated with laser hair removal services in the State of _______________.

B.            Manager intends to provide assets, solutions, personnel and services to Provider to improve the efficiency and profitability of Provider’s laser hair removal clinic in __________ and permit the professionals in such clinics to focus their efforts solely on rendering quality health care.

C.            Provider desires to focus its energies, expertise and time on the delivery of healthcare services to patients. To accomplish this goal, Provider desires to engage Manager to provide such services as are necessary and appropriate for the day-to-day administration of the non-medical aspects of Provider’s practice in __________ and Manager desires to provide such services to Provider, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, and/or other good, valuable and sufficient consideration, Provider and Manager agree as follows:

ARTICLE I

ENGAGEMENT

1.1	Provider’s Practice. Provider intends to provide laser hair removal services at one or more clinic locations in __________, including without limitation the clinics located on Exhibit A (each, the “Practice”). The Practice shall include the practice of medicine and other health care professional practices as the Practice deems appropriate (these professionals are referred to herein as “Practitioners”). For the purposes of this Agreement, the Practice shall consist of providing laser hair removal services, performing such examination, treatment and monitoring services as are generally associated with laser hair removal services, and performing any other health care services in such manner and to such extent as is permitted under the laws, rules and regulations applicable to health care providers in __________.

1.2	Engagement of Manager. Provider hereby engages Manager on an exclusive basis to provide management and administration services for the Practice as described in this Agreement on the terms and conditions described herein, and Manager accepts such engagement, subject to the terms and conditions of this Agreement.

1.3	Exclusivity. During the Term of this Agreement, Manager shall serve as Provider’s sole and exclusive manager for Practice, and Provider shall not engage any other person or entity to furnish Provider with any technology or equipment for the conduct of the Practice, any policies or procedures for the conduct of the Practice, any contracts pursuant to which Provider shall provide services to patients at Practice, or any of the financial, administrative or other services provided hereunder by Manager for Practice.

1.4	Agency. Manager shall have access to Provider’s bank account(s) solely for the purposes stated herein and shall use all funds on deposit therein in accordance with the terms of this Agreement. Except as set forth in Article 5, Provider hereby irrevocably appoints Manager as Provider’s exclusive, true and lawful agent and attorney-in-fact throughout the term with respect to these bank accounts, and Manager hereby accepts such appointment, to make deposits in and withdrawals from Provider’s account to satisfy the terms and conditions of this Agreement. The agency granted herein is coupled with an interest and shall be irrevocable except with Manager’s written consent. Manager may, to the fullest extent permitted by law, use the agency granted in this Section 1.4 to pay any Management Fee due and payable, including without limitation upon termination or expiration of this Agreement.

ARTICLE II

DUTIES AND RESPONSIBILITIES OF MANAGER

During the Term of this Agreement, subject to the provisions of Article 3, Manager shall provide, in exchange for the Management Fee described herein, all administrative services as are necessary and appropriate for the administrative aspects of the day-to-day administration and management of Provider’s business at the Practice in a manner consistent with good business practice, including, without limitation, those services set forth in this Article 2.

2.1	Equipment, Supplies, Space and Technology. Manager shall lease, license, procure or otherwise arrange for the provision of equipment, supplies, space and technology for the operation of Practice by Provider, with Provider’s advice, and shall permit Provider to use such space and items hereunder. Manager shall arrange for the maintenance of Provider’s space and equipment. Notwithstanding anything in this paragraph to the contrary, Provider shall have discretion to select Medical Products (as that term is defined herein).

2.2	Licenses. Manager shall coordinate all reasonable and necessary actions to maintain all licenses, permits and certificates required for the operations of Provider at Practice, not including the individual professional licenses of Owner or Practitioners.

2.3	Personnel. To the extent allowable under applicable law, Manager shall work with Provider to establish and implement guidelines for recruiting, selecting, hiring, terminating, disciplining, compensating, terms, conditions, obligations and privileges of employment or engagement of Practitioners. All such guidelines shall be approved by Provider. As directed by Provider, Manager may carry out certain delegated steps in disciplining Practitioners for failure to follow the standards set forth in employee policies or in any quality review program under Section 2.4, including verbal and written warnings. Manager may also recommend suspension, termination or other disciplinary action to Provider with respect to Practitioners that have failed to follow such standards, and Provider shall promptly review such recommendations. Manager shall also further assist Provider in recruiting new Practitioners and shall carry out such administrative functions as may be appropriate for such recruiting, including advertising for and identifying all potential candidates, assisting Provider in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates; provided, however, that Provider shall make the ultimate decision as to whether to employ or retain specific candidates presented by Manager. All physicians and registered nurses recruited with the assistance of Manager to render professional services on behalf of Provider shall be employees of Provider. For clarity, Manager shall not interfere with Provider’s professional judgment and supervision of licensed health care personnel in clinical matters. Manager shall arrange for all appropriate tax filings to be made with respect to those individuals whose services it leases to Provider.

2.4	Training and Quality Review. Manager shall train Provider personnel with respect to all aspects of Provider’s operations including, but not limited to, administrative, financial, technology, equipment maintenance matters and protocols for medical care which are approved by Provider. Manager shall develop and maintain a quality review program (the “Quality Review Program”), subject to Provider’s approval and Manager’s and Milan Laser Holdings, LLC’s (“MLH’s”) right to control the quality of goods and services associated with the Marks, to evaluate the care being provided by Practitioners in the Practice.

2.5	Insurance and Benefits. Manager shall arrange for the purchase by Provider of professional liability insurance in an amount required by applicable law and deemed reasonable by Manager, with the advice of Provider. Manager shall also arrange for any other insurance coverage advisable for the Practice as determined by Manager. If mutually agreed to by the parties, Manager shall arrange for the purchase by Provider of any benefit plans for Provider’s employees.

2.6	Accounting. Manager shall establish and administer, or hire an accountant to administer, accounting procedures and controls and systems, using Generally Accepted Accounting Principles, for the development, preparation, and keeping of records and books of accounting related to the business and financial affairs of Provider, including the preparation of required tax reports and returns.

2.7	Reports and Information. Manager shall furnish Provider, in a timely fashion, a minimum of an annual report or more frequent operating reports and other reports as reasonably requested by Provider, including without limitation (i) copies of bank statements, (ii) financial statements, and (iii) proof of insurance that Manager is required to purchase and maintain for Provider under this Agreement.

2.8	Budgets. At least thirty (30) days prior to the end of the fiscal year of the Manager, commencing with the first full fiscal year after the Effective Date, the Manager shall submit to the Provider an annual budget, with an estimate of the operating revenues and expenses and capital expenditures for the Provider at Practice for the ensuing fiscal year. The budget shall contain an explanation of plans and projections regarding the operations of the Practice, utilization, services, staffing and other factors that may affect the budget, and shall include an amount estimating the direct costs allocated to the Practice and the Manager’s estimated Management Fee for the ensuing year. Upon approval of a budget by the Provider, which approval shall not be unreasonably withheld, the parties shall use their best efforts to operate the Practice so that actual expenses and revenues are consistent with the budget.

2.9	Expenditures. Manager shall manage all cash receipts and disbursements of Provider, including the payment on behalf of Provider of all taxes, assessments, insurance premiums, and licensing fees for Provider, Owner and Practitioners, continuing education for Owner and Practitioners, compensation for Owner and Provider’s employees and other fees of any nature whatsoever in connection with the operation of the Practice as the same become due and payable, unless payment thereof is being contested in good faith by Provider.

2.10	Third Party Contracts. Manager may directly negotiate and enter in to such contractual arrangements on behalf of Provider with third parties, subject to Provider’s approval of such activities.

2.11	Billing and Collection. Manager shall, on behalf of Provider, establish and maintain credit and billing and collection policies and procedures, and shall exercise reasonable efforts to bill and collect in a timely manner all professional and other fees for all billable services provided by Provider at Practice. In connection with the billing and collection services to be provided hereunder, Provider hereby appoints Manager as Provider’s exclusive, true and lawful agent and attorney-in-fact for Practice, and Manager hereby accepts such appointment, for the following purposes:

a.	To bill, in Provider’s name and on Provider’s behalf, all patients for all billable medical care provided by or on behalf of Provider to patients at Practice.

b.	To negotiate and enter into contractual arrangements with entities offering such third party financing arrangements as Manager and Provider deem necessary and appropriate to facilitate payment by patients for billable medical care provided by or on behalf of Provider to patients at Practice.

c.	Except as set forth in Article 5, to collect and receive, in Provider’s name and on Provider’s behalf, all accounts receivable generated by such billings and claims for reimbursement, to take possession of, endorse in the name of Provider, and deposit into Provider’s account or any other account as directed by Provider any notes, checks, money orders, and any other instruments received in payment of accounts receivable for medical care provided at Practice, to administer such accounts including, but not limited to, extending the time or payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as filing lawsuits, discharging or releasing material obligors, or assigning or selling accounts at a discount to collection agencies shall not be undertaken without Provider’s consent, which shall not be unreasonably withheld.

d.	To sign checks, drafts, bank notes or other instruments on behalf of Provider, and to make withdrawals from Provider’s account for payments as specified in this Agreement and as requested from time to time by Provider.

Upon request of Manager, Provider shall execute and deliver to the financial institution at which Provider’s account is maintained such additional documents or instruments as Manager may reasonably request to demonstrate its authority. The agency granted herein is coupled with an interest and shall be irrevocable except with Manager’s written consent.

2.12	Litigation Management. Manager shall (a) manage and direct the defense of all claims, actions, proceedings or investigations arising from Practice against Provider or any of its officers, directors, employees or agents in their capacity as such, and (b) manage and direct the initiation and prosecution of all claims, actions, proceedings or investigations associated with Practice brought by Provider against any person other than Manager. Provider shall not settle, compromise, or waive any material rights relating to any litigation or arbitration matters involving Provider without the prior written consent of Manager.

2.13	Marketing, Advertising and Public Relations Programs. Manager shall develop, with Provider’s consultation, marketing and advertising programs to be implemented by Manager to effectively notify potential patients of the services offered by Provider. Manager shall advise and assist Provider in implementing such communication programs. If Manager engages in advertising of Provider’s services to the public, the parties expressly acknowledge and agree that Provider shall exercise control over all policies and decisions relating to every element of such advertising, provided that Manager and MLH shall maintain its right to ensure quality control over the use of the Marks as described in Article 8.

2.14	Execution of Contracts. The designated representative of Manager shall have the power and authority to execute contracts on behalf of Provider in accordance with this Agreement and to engage in all other appropriate activities, subject to the terms, conditions and limitations of this Agreement.

ARTICLE III

RELATIONSHIP OF THE PARTIES/ CONTROL OF PROVIDER

3.1.	Separation of Responsibilities. Notwithstanding the other provisions of this Agreement, Provider shall have exclusive authority and control over the healthcare aspects of Provider and its practice to the extent they constitute the practice of a licensed health care profession, including all diagnosis, treatment and ethical determinations with respect to patients that are required by law to be decided by a licensed professional. Manager shall not be required or permitted to engage in, and Provider shall not request Manager to engage in, activities that constitute the practice of medicine or another health profession. Manager shall not direct, control, attempt to control, influence, restrict or interfere with Provider’s or Practitioners’ exercise of independent clinical, medical or professional judgment in providing healthcare or medical related services. The parties hereto have made all reasonable efforts to ensure that this Agreement complies with any corporate practice of medicine prohibitions in the applicable state(s). The parties hereto understand and acknowledge that such laws may change, be amended, or have different interpretations in the future, and the parties intend to comply with such laws in the event of such occurrences.

3.2.	Independent Contractors. Except as otherwise indicated in this Agreement, the relationship of the parties is and shall be that of independent contractors, and nothing in this Agreement is intended as, and nothing shall be construed to create, an employer/employee relationship, partnership, or joint venture relationship between the parties, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided, however, that the services to be provided hereunder shall always be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement. This Agreement does not create a franchise or business opportunity agreement between the parties. If any provision of this Agreement is deemed to create a franchise or business opportunity, the parties shall negotiate in good faith to modify the Agreement to effect the original intent of the parties.

ARTICLE IV
RESPONSIBILITIES OF PROVIDER

4.1.	Practitioners. Subject to Article II and to the right of Manager to establish guidelines for recruiting, selecting, hiring, terminating, disciplining, promoting, compensating, terms, conditions, obligations and privileges of employment or engagement of Practitioners, Provider shall have the authority to engage (whether as employees or as independent contractors), promote, discipline, suspend and terminate the services of all licensed professional employees. Provider shall employ or contract with all Practitioners who provide professional services on behalf of Provider. Any employment contracts or other contract with Practitioners for the provision of professional services on behalf of Provider shall include terms agreed upon by Manager and Provider. Provider shall control all aspects of the practice of licensed health professions, including clinical supervision of the Practitioners and approving Manager’s clinical training. Manager shall, in consultation with Provider, establish work schedules for all Practitioners necessary to ensure adequate coverage for the Practice. Provider shall ensure that all Practitioners employed or contracted by Provider are: (i) appropriately licensed; and (ii) appropriately supervised with respect to the provision of medical services to patients in accordance with all applicable laws. Specifically, Provider and its supervising professional employee(s) shall have full responsibility for and shall supervise the medical and clinical aspects of each Practitioner’s work as required by applicable law. Provider shall consult with Manager prior to engaging new Practitioners. Provider shall consult with Manager from time to time regarding the number, work schedules and evaluation of the Practitioners employed or engaged by Provider. Provider shall staff its Practice as required for the efficient operation of Provider, and as otherwise necessary to meet the requirements of applicable third party contracts and applicable law. Provider shall provide full and prompt medical coverage consistent with comparable practice standards that are created and administered by Manager in consultation with Provider.

4.2.	Billing Information. Provider shall be responsible for ensuring that it and its Practitioners timely submit accurate, true, complete, legible and correct information necessary for billing purposes to Manager. Such information shall be submitted in a format agreed upon by the parties. The parties agree that Manager shall verify all bills to ensure that the appropriate information has been provided by Practitioners.

4.3.	Selection of Medical Products. Notwithstanding anything herein to the contrary, Manager shall not provide medical supplies or items that only an appropriately licensed, permitted or registered physician or professional entity is authorized by law to provide (“Medical Products”). To the extent permitted by law, Manager shall assist Provider in the acquisition of such reasonably necessary and appropriate Medical Products. Provider shall be responsible for payment for all medical supplies or items not provided by Manager pursuant to this section.

ARTICLE V

FINANCIAL ARRANGEMENTS

5.1.	Collection and Application of Provider’s Revenues. Revenues shall be generated by Provider’s activities at Practice in accordance with the schedule developed in connection with patient payment rates and any other payments (collectively, “Provider’s Revenues”). The parties agree that Manager shall apply or disburse Provider’s Revenues for the following purposes, in the order set out below:

a.	Patient/Payor Refunds. Provider’s Revenues shall first be applied to pay any refunds or rebates owed to patients or payors (“Refunds”).

b.	Costs and Expenses of Provider. Provider’s Revenues shall next be applied to pay all cumulative direct costs and expenses of operating its business at Practice, including, without limitation, insurance premiums, benefits contributions, agreed-upon compensation for Owner and Provider’s employees, marketing expenses, supply expenses, equipment purchase and lease expenses, auditing and tax preparation fees and fees of professional advisors, such as attorneys (“Provider Expenses”).

c.	Manager’s Expenses. Provider’s Revenues shall next be applied to pay all cumulative direct or indirect expenses incurred by Manager in developing the services provided hereunder including those services provided prior to the Effective Date and in carrying out its duties hereunder on behalf of Provider as well as any advances to Provider from Manager (“Manager Expenses”).

d.	Management Fee. Provider’s Revenues shall next be applied to pay Manager an annual management fee (the “Management Fee”) equal to the Provider’s Revenues less the Refunds, Provider Expenses and Manager Expenses. Provider and Manager agree that payment of the Management Fee is not intended and shall not be interpreted as permitting Manager to share in Provider’s fees for medical services, but are acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of Manager’s services under this Agreement.

5.2.	Payment of Management Fee. The parties agree that Manager shall pay the Management Fee from Provider’s accounts associated with Practice or from other accounts containing Provider’s Revenues generated by Practice as directed by Provider. The Management Fee shall be calculated monthly in arrears for the prior month and shall be paid to and accounted for by the Manager when due.

5.3.	Collection by Manager. Provider hereby issues a standing instruction, which it shall confirm upon request from time to time, that all payments due to Provider shall be remitted directly to Manager as its agent and attorney-in-fact hereunder; provided, however, that no such payments will be made directly to Manager if prohibited by law.

5.4.	Collection by Provider. To the extent that payment directly to Manager as set forth in Section 5.2 is prohibited by law, Provider shall establish a separate bank account with a financial institution acceptable to Manager to collect such payments (the “Provider Account”). Provider shall enter into a revocable control agreement with the financial institution maintaining the Provider Account. The revocable control agreement shall be in a form acceptable to Manager and shall provide for the transfer of all of the funds in the Provider Account at the end of each business day to an account maintained by Manager. Provider shall notify Manager in the event that such revocable control agreement is ever modified or revoked. Any modification or revocation of the revocable control agreement without the consent of the Manager shall be considered a material breach of this Agreement.

5.5.	Advancement of Funds. So long as Provider is operating within the agreed upon budget, Manager, in its sole discretion, may advance funds to Provider for periods in which Provider’s Revenues do not exceed amounts due to patients or payors and costs and expenses of the parties or the Provider’s budget anticipates such an occurrence. All such advances shall be treated as loans and shall be repaid to Manager. Manager may require Provider before making any advance to sign a promissory note or any document to reflect the loan amounts, which may include interest payments, as determined by Manager in its sole discretion.

5.6.	Security Agreement. To secure its obligations hereunder, including all expense reimbursements, advances and Management Fee payable to Manager, Provider hereby grants to Manager a security interest in all accounts receivable, contract rights, Provider’s Revenues, personal property of Provider and general intangibles of Provider to secure all indebtedness and obligations of Provider to Manager arising under or in connection with this Agreement, to the extent permitted by applicable law. The security agreement shall not have an acceleration clause. Provider shall execute promptly all documents and instruments necessary to evidence and perfect the foregoing security interest.

ARTICLE VI

RECORDS AND RECORD KEEPING

6.1.	Access to Information. Provider hereby authorizes and grants to Manager full and complete access to all information, instruments and documents relating to Provider which may be reasonably requested by Manager to perform its obligations hereunder, and shall disclose and make available to representatives of Manager for review and photocopying all relevant books, agreements, papers and records of Provider as reasonably needed by Manager to perform its duties hereunder. Provider shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, any Provider records determined by Manager to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

6.2.	Patient Records. The management services herein shall include Manager’s retention and maintenance of Practice’s patient medical records on behalf of Provider. Accordingly, Manager shall, on behalf of Provider, be responsible for the confidentiality, privacy, maintenance, storage, retention and custody of all medical/patient records of Provider. Manager agrees to comply with all state and federal laws applicable to maintenance, storage, retention and custody of such records, including without limitation all applicable laws and regulations related to record confidentiality and privacy.

6.3.	Ownership. At all times during and after the Term of this Agreement, all business records and information, including, but not limited to, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to Provider at Practice, relating to the business and activities of Manager, shall be and remain the sole property of Manager. To the extent not covered by the foregoing, Provider hereby grants Manager a perpetual, royalty-free, irrevocable license to copy, create derivative works of, perform, display, distribute, and use any and all data developed by Provider in the course of the Practice, subject to Sections 6.4 and 6.5.

6.4.	Confidentiality of Records. Manager and Provider shall adopt procedures to assure the confidentiality of the records relating to the operations of Manager and Provider.

6.5.	Maintenance, Retention and Storage of Records. Manager agrees to maintain, retain and store on behalf of Provider all records in its possession related to the delivery of healthcare services by Provider or receipt of patient payments for such healthcare services, including, but not limited to, patient medical records for such periods required by applicable law. Patient medical records shall be stored in Manager’s systems for the duration, and in such form and manner as required by applicable law. Thereafter, as consistent with applicable law, Manager shall be entitled to dispose of such records as it deems necessary or appropriate; provided, however, Manager shall provide sixty (60) days prior written notice to Provider (or, if Provider is dissolved, notice to Owner) of its intent to dispose of such records, during which period Provider may take control of or copy any or all of the records being disposed of, at its sole cost and expense, to the extent permitted by applicable law. This Section shall survive any termination of this Agreement and the dissolution of Provider.

ARTICLE VII

TERM AND TERMINATION

7.1.	Term. This Agreement shall have an initial term commencing as of the Effective Date and continuing in full force and effect through December 31 of the year which is thirty (30) years from the Effective Date (“Initial Term”), and shall renew automatically for additional five (5) year terms thereafter, unless terminated as provided herein (collectively, the “Term”).

7.2.	Termination By Manager Without Cause. Manager may immediately terminate this Agreement at any time with or without cause upon written notice to Provider.

7.3.	Termination by Either Party. This Agreement may also be terminated as follows:

a.	By mutual written agreement of the parties.

b.	By either party immediately upon the filing of a petition in bankruptcy or the insolvency of the other party.

c.	Automatically upon the dissolution of the other party.

d.	By either party upon the expiration of the Initial Term or any subsequent renewal term, provided that such party gives the other party written notice at least one (1) year prior to the end of the Initial Term or any renewal term.

e.	By either party upon a material breach of a material provision hereof by the other party, provided that the non-breaching party provides the breaching party with one hundred twenty (120) days written notice of any such breach, during which period of time the breaching party shall have the opportunity to cure any such breach. If any such breach is cured by the breaching party during such period of time, it shall be as if such breach never occurred and this Agreement shall continue in full force and effect, unaffected by the non-breaching party’s notice.

7.4.	Termination Obligations. Automatically upon the termination of this Agreement for any reason, including dissolution, the parties shall immediately disburse any available funds of Provider in accordance with Article 5 in order to compensate Manager for services rendered hereunder and as a termination or dissolution fee.

7.5.	Effect of Termination. In the event of the expiration or termination of this Agreement, all licenses to the Intellectual Property shall terminate immediately and Provider shall no longer have any right to items or services provided by Manager hereunder and shall no longer have the right to use or otherwise benefit from the Intellectual Property (as hereinafter defined). Provider shall also immediately take all steps necessary to change its legal name and trade names to cease using the Marks and the name “Milan Laser.”

ARTICLE VIII
INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION

8.1.	Limited License of “Milan Laser” Name and Logo. Subject to Provider’s and its authorized sublicensees’ compliance with the terms and conditions of this Agreement, Manager hereby grants to Provider a nonexclusive license to use the name “Milan Laser” and any related trademarks and logos based on the mark “Milan Laser” licensed from MLH to Manager (collectively, the “Marks”) with sublicense rights solely to third parties operating on behalf of and for the benefit of Provider during the term of this Agreement and for the purpose of conducting the Practice. MLH is and shall be the sole owner and holder of all right, title and interest to the Marks and any goodwill associated therewith. Immediately upon the expiration or termination of this Agreement for any reason, the license granted herein to the Marks shall immediately terminate and Provider and its authorized sublicensees shall cease all uses of the Marks and any similar name, trademark or logo. Provider acknowledges MLH’s ownership of the Marks and Manager’s and its authorized sublicensees license to the Marks through which this license to Provider is being granted, and agrees that neither it nor its authorized sublicensees shall anything inconsistent with the ownership, validity, goodwill or value of the Marks. All use of the Marks by Provider and all goodwill associated therewith shall inure to the benefit of and be on behalf of MLH. Neither Provider nor its authorized sublicensees shall purchase or register adwords, domain names, social media accounts, or engage in other online marketing using the Marks without the express written consent of Manager, nor register or seek to register any trademark or service mark which includes the Marks, alone or in composite form with other words or designs, nor shall Provider or its authorized sublicensees register or seek to register any trademark or service mark which would be confusingly similar to the Marks. Without limiting the generality of the foregoing, neither Provider nor its authorized sublicenseees shall assert or claim that the Marks are descriptive, generic, or otherwise attack the validity, title or any rights of MLH or Manager in or to the Marks or any Intellectual Property (as hereinafter defined). Provider shall not sublicense the Marks or Provider’s rights under this Agreement without the prior written consent of Manager and MLH. Further, at any time during the term of this Agreement, Provider and its authorized sublicensees shall promptly cease all uses of the Marks upon the request of Manager or MLH. Provider and its authorized sublicensees shall provide all goods and services in accordance with all applicable laws and with the Quality Review Program, and Manager and MLH shall have the right to review Provider’s products and services to ensure compliance with the requirements of the Quality Review Program. Prior to Provider’s or its authorized sublicensees’ use of the Marks in advertising, Manager and MLH shall have the right to review the use of the Marks and, in Manager’s and MLH’s reasonable discretion, approve or disallow such use if it is defamatory, tarnishing, or otherwise negatively impacts the value of the Marks.

8.2.	Intellectual Property. MLH is and shall be the exclusive owner and holder of all right, title and interest to the proprietary property of MLH, including, without limitation, all confidential and trade secret material, software and hardware (including source codes and object codes), trademarks, service marks, trade secrets, patents, copyrights, Marks, MLH Confidential Business Information (as defined below), technological systems, processes, procedures, clinical models, operational models, forms, form contracts and policy manuals, as well as any future enhancements, modifications, updates, derivative works or translations of the foregoing (collectively the “Intellectual Property”), subject to certain licenses to Manager which includes the right to grant the licenses to the Intellectual Property from the Manager to Provider as set forth herein. Provider agrees that neither it nor its authorized sublicensees shall at any time knowingly harm, misuse or bring into disrepute the Intellectual Property of MLH. Provider and its authorized sublicensees shall promptly notify Manager and MLH in writing in the event it becomes aware of any third party infringing, misusing or otherwise violating any of the Marks or the Intellectual Property, or who it believes is, or may be infringing, diluting or otherwise derogating the Marks or the Intellectual Property.

8.3.	Use of Intellectual Property. Except for the Marks, which are licensed pursuant to Section 8.1, subject to Provider’s compliance with the terms and conditions of this Agreement, Manager hereby grants Provider a limited, non-exclusive, non-sublicensable (except solely to third parties operating on behalf of and for the benefit of Provider), terminable, non-assignable license to use such Intellectual Property licensed from MLH to Manager solely to the extent necessary for conducting the Practice as set forth in this Agreement. Upon termination of this Agreement for any reason, Provider’s, and its authorized sublicensees’ limited license to use any Intellectual Property provided by Manager shall immediately terminate. To the extent that Provider, its authorized sublicensees, or anyone operating under its direction or control conceives of or creates any improvements, modifications, or derivative works of, or otherwise provides feedback or suggestions related to, the Intellectual Property (collectively “Improvements”), all right, title, and interest in and to the Improvements shall be owned by and are hereby assigned by Provider to Manager, and it is understood by the parties that all such Improvements are in turn automatically and immediately assigned to MLH. Provider shall ensure that all of its authorized sublicensees, employees, and independent contractors have signed written agreements providing for the present tense assignment of all Improvements to Provider or Manager so as to effectuate the requirements herein. All rights not expressly granted by Manager to Provider in this Agreement are reserved by and for the benefit of Manager and MLH.

8.4.	Confidentiality. Provider and Owner acknowledge that during the course of its relationship with Manager hereunder, Provider and Owner may be given access to or may become acquainted with Confidential Business Information (as defined below) of Manager or MLH. In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable law, Provider and Owner hereby agree not to disclose (except to its authorized sublicensees) or use (except in connection with the services rendered to Provider hereunder) any of the Confidential Business Information. For purposes of this Agreement, “Confidential Business Information” shall mean any and all information, know-how and data, technical or non-technical, whether written, oral, electronic, graphic or otherwise of Manager or MLH that is reasonably considered or treated as confidential and proprietary, and shall include, but not be limited to: (a) business methods, strategies and opportunities; (b) facilities and locations; (c) billing policies, procedures, processes and records; (d) tax returns and records; (e) any records, memoranda, emails and correspondence dealing with the business of Manager or MLH; (f) financial, pricing and operational information, including all insurance records; (g) form agreements, checklists or pleadings; (h) contracts or agreements executed by or on behalf of Manager or MLH with any person or entity; (i) officer, director and ownership information; (j) suppliers, marketing, and other information and know-how, all relating to or useful in Manager’s or MLH’s business and which have not been disclosed to the general public; (k) this Agreement and any agreements contemplated hereby; (l) operational and business systems, policies and procedures; (m) software, processes, and systems design and any intellectual property, know-how and trade secrets; and (n) customer and patient lists and information.

Provider and Owner agree and acknowledge that the Confidential Business Information of Manager and MLH, as such may exist from time to time, constitutes valuable, confidential, special and unique assets of Manager or MLH. The parties hereto agree that the documents relating to the business of Manager and MLH, including all Confidential Business Information, are the exclusive property of Manager or MLH.

8.5.	Disclaimer and Limitation of Liability. THE INTELLECTUAL PROPERTY IS PROVIDED AS-IS AND MANAGER AND MLH MAKE NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MANAGER OR MLH BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING LOSS OF BUSINESS PROFITS) ARISING FROM OR RELATED TO PROVIDER’S USE OF THE INTELLECTUAL PROPERTY, EVEN IF MANAGER OR MLH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.6.	Survival. Provider and Owner understand and agree that their obligations and duties under this Article 8 do not cease upon termination of this Agreement, nor does the Disclaimer and limitation of liability under this Article 8.

ARTICLE IX

RESTRICTIVE COVENANTS

9.1.	Non-Competition, Non-Solicit and Non-Disparagement. Owner acknowledges: (i) the highly competitive nature of Provider’s industry; (ii) the need for the services provided hereunder to assist Provider to create greater efficiencies and improve quality in the delivery of care; (iii) that Manager has special expertise and proprietary know-how in the delivery of the services provided hereunder; (iv) that as a necessary consequence of this Agreement, Owner and Provider will have access to Manager’s Confidential Business Information; (v) that Manager’s exchange of Confidential Business Information with Owner and Provider pursuant to this Agreement is authorized for the purposes of this Agreement as contemplated hereunder; and (vi) the restrictions in this Article IX are an essential and necessary element to Manager’s willingness to agree to enter into and perform this Agreement. Accordingly, Owner covenants that for the term of this Agreement and a period of two (2) years following the date of expiration or early termination of this Agreement, she will not, without Manager’s prior written consent, directly or indirectly, either as a principal, agent, independent contractor or in any other individual or representative capacity whatsoever, either for Owner’s own behalf or as the agent or representative of any other person or entity:

a.	Solicit any employee or independent contractor of Provider or Manager, or form a corporation, partnership, joint venture or other entity with any such employee or independent contractor, who is currently employed or contracted by Provider or Manager or has been employed or contracted by Provider or Manager within the twelve (12) month period prior to the date of termination or expiration of this Agreement;

b.	Establish, operate, provide management or administrative services at, or receive such services from a third party at any site, including without limitation Provider, located within fifty (50) miles from any site in which Manager has a contract to provide the services contemplated hereunder; or

c.	Directly or indirectly, make any oral or written statement to any person or entity that disparages or places Manager in a false or negative light; provided, however, that Owner shall not be required to make any untruthful statement or to violate any law. The foregoing will not be violated by truthful non-disparaging statements made by Owner in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, in connection with such proceedings).

9.2.	Employment Agreements. Provider shall ensure that any and all agreements between Provider and any employees of Provider contain non-competition agreements and restrictive covenants satisfactory to Manager. Provider shall take any and all steps necessary to enforce such restrictive covenants with such employees to the fullest extent permitted by law. Notwithstanding the foregoing, nothing in this Agreement is intended to restrict the ability of Manager or another entity contracting with Manager to employ the Practitioners.

9.3.	Protections. Provider and Owner understand and acknowledge that the foregoing provisions in this Article are designed to preserve the goodwill of Manager and its affiliates, the goodwill of Provider, the trade secrets of Provider, the valuable confidential business or professional information that otherwise does not qualify as trade secrets, and any substantial relationships with specific prospective or existing customers or clients.

9.4.	Irreparable Harm. Provider and Owner understand and acknowledge that violation of this Article 9 will cause irreparable harm to Manager, the exact amount of which will be impossible to ascertain, and for that reason Provider agrees that Manager shall be entitled to seek, without the necessity of showing any actual damage or posting a bond (unless required by law), from any court of competent jurisdiction temporary or permanent injunctive relief or specific performance of this Agreement restraining Provider or any person from any act prohibited by this Article 9.

9.5.	Additional Remedies. Nothing in this paragraph shall limit Manager’s right to recover any other damages or remedies to which it is entitled as a result of Provider’s breach. If any portion of this Article 9 (including without limitation the geographical, duration or scope of activity restrictions contained herein) shall be held to be unenforceable or invalid for any reason, such provision or portion of provision shall be modified or deleted in such a manner so as to make this Article 9, as modified, legal and enforceable to the fullest extent permitted under applicable law.

9.6.	Agent. With respect to the issues set forth in this Article 9, Provider hereby irrevocably appoints Manager as its agent and attorney in fact during the term of this Agreement with full power and authority to enforce the terms of any employment or independent contractor agreements to which Provider is a party and any restrictive covenants, non-competition, confidentiality and similar covenants or restrictions of which Provider is the beneficiary. The agency granted herein is coupled with an interest and shall be irrevocable except with Manager’s written consent.

9.7.	Survival. The provisions of this Article 9 shall survive the termination of this Agreement.

ARTICLE X

GENERAL

10.1.	Notices. Any notice or other communication required or desired to be given to either party shall be in writing and shall be deemed given when hand-delivered or deposited in the United States mail, first-class postage prepaid, addressed to the parties at the addresses indicated below. Any party may change the address to which notices and other communications are to be given by giving the other parties notice of such change.

Milan Laser Corporate LLC

17645 Wright Street

Omaha, NE 68130

____________________________

a ___________________________

____________________________

____________________________

10.2.	Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of __________.

10.3.	Assignment. This Agreement shall not be assigned by Provider or Owner without the express written consent of Manager. This Agreement shall be assignable by Manager to any person or entity without the consent of Provider.

10.4.	Waiver. No waiver shall be valid against any party unless made in writing and signed by the party against whom enforcement of such waiver is sought.

10.5.	Severability. If any one or more of the provisions of this Agreement is adjudged, to any extent, to be invalid, unenforceable, or contrary to law by a court of competent jurisdiction, each and all of the remaining provisions of this Agreement will not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

10.6.	Force Majeure. Either party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such party, including without limitation, any act of God, war, terrorism, bio-terrorism, riot or insurrection, law or regulation, flood, earthquake, water shortage, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities.

10.7.	Remedies. Provider and Owner acknowledge and agree that Manager would be damaged irreparably in the event of a breach of this Agreement. Accordingly, Provider and Owner agree that, without posting bond or other undertaking, Manager will be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any action instituted in any court having jurisdiction over the parties, in addition to any other remedy to which it may be entitled, at law or in equity. Provider and Owner further agree that, in the event of any action for specific performance in respect of such breach or violation, they will not assert the defense that a remedy at law would be adequate. In addition to damages or injunctive relief, the prevailing party in any action brought under this Agreement shall be entitled to costs and attorney fees, as awarded by a court of competent jurisdiction.

10.8.	Binding on Successors in Interest. This Agreement shall be binding on the parties and their respective successors, permitted assigns, heirs, transferees, executors and administrators, and, except as otherwise expressly provided in any particular provision of this Agreement, any subsequent holder or holders of the shares of Provider.

10.9.	Authorization for Agreement. The execution and performance of this Agreement by Provider and Manager have been duly authorized by all necessary laws, resolutions, and corporate or partnership actions.

10.10.	Duty to Cooperate. The parties acknowledge that the parties’ mutual cooperation is critical to the ability of Manager to perform successfully and efficiently its duties hereunder. Accordingly, each party agrees to cooperate fully with the other in formulating and implementing goals and objectives which are in Provider’s best interest.

10.11.	Entire Agreement. This Agreement, including its attached Exhibits, each of which are incorporated herein by reference, contain and constitute the entire Agreement between the parties hereto concerning its subject matter and supersedes all oral or written agreements, negotiations, correspondence, documentation and statements made contemporaneous with and before its acceptance and execution. This Agreement expressly limits the parties’ acceptance to the terms of this Agreement. This Agreement shall prevail over any terms and conditions contained in any other documentation in connection with the transactions contemplated hereby. Any handwritten changes on the face of this document shall have no legal effect unless initialed by all parties.

10.12.	Renegotiation. This Agreement shall be construed to be in accordance with any and all federal and state laws. In the event there is a material change in such laws, whether by statute, regulation, agency or judicial decision or guidance that has any material effect on any term of this Agreement, then the applicable term(s) of this Agreement shall be subject to renegotiation and either party may request renegotiation of the affected term or terms of this Agreement, upon written notice to the other party, to remedy such condition. The parties expressly recognize that upon request for renegotiation, each party has a duty and obligation to the other only to renegotiate the affected term(s) in good faith and, further, each party expressly agrees that its consent to proposals submitted by the other party during renegotiation efforts shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the day and year first above written.

Milan Laser Corporate LLC

By: Milan Laser Holdings LLC
Its: Sole Member

By:
Name:	Abe Schumacher, M.D.
Its: President

By:
Name:	Shikhar Saxena, M.D.
Its: Secretary and Treasurer

OWNER

By:

Name:	, M.D.

SCHEDULE I

Parties to the Management Services Agreement

Milan Laser Colorado, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Illinois Doctors, PLLC (Provider)

Milan Laser Corporate, LLC (Manager), agreement entered into June 1, 2020

Milan Laser Indiana Doctors, PLLC (Provider)

Milan Laser Corporate, LLC (Manager), agreement entered into June 1, 2020

Milan Laser Kansas Doctors, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Kentucky, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Maine Doctors, PLLC (Provider)

Milan Laser Corporate, LLC (Manager), agreement entered into June 1, 2020

Milan Laser Michigan, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Minnesota, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser North Carolina Doctors, PLLC (Provider)

Milan Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser North Dakota Doctors, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Pennsylvania, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser South Dakota, PLLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Tennessee Doctors, P.C. (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020

Milan Laser Texas Doctors, PLLC (Provider)

Milan Laser Corporate, LLC (Manager), agreement entered into June 1, 2020

Milan Laser Wisconsin, LLC (Provider)

Milan Laser Corporate LLC (Manager), agreement entered into June 1, 2020